Exhibit 99.1

HeartCore Enterprises, Inc. Announces Pricing of $15.0 Million Initial Public Offering

NEW YORK, NY and TOKYO, JAPAN – February 9, 2022 – HeartCore Enterprises, Inc., (“HeartCore” or “the Company”), a leading software development company, today announced the pricing of its initial public offering of 3,000,000 shares of its common stock (the “Common Stock”) at a public offering price of $5.00 per share, for aggregate gross proceeds of $15.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of Common Stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any. The offering is expected to close on or about February 14, 2022, subject to satisfaction of customary closing conditions.

All of the shares of Common Stock are being offered by HeartCore. The Company intends to use the proceeds primarily to fund development of technology, acquisition of other companies, working capital and general corporate purposes.

The Company has received approval to list its Common Stock on the Nasdaq Capital Market, with its Common Stock trading under the symbol “HTCR”, with trading expected to begin on February 10, 2022. HeartCore is scheduled to ring the Nasdaq opening bell on the first day of trading of its Common Stock.

Boustead Securities, LLC is acting as the managing underwriter and bookrunner for the initial public offering.

Anthony L.G., PLLC is acting as legal counsel to HeartCore and Bevilacqua PLLC is acting as legal counsel to Boustead Securities, LLC for the offering.

A registration statement on Form S-1, as amended (File No. 333-261984), relating to the Common Stock was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 9, 2022. This offering is being made only by means of a prospectus. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. A copy of the final prospectus related to the offering may be obtained, when available, from Boustead Securities, LLC, via email: offerings@boustead1828.com or by calling 1 (949) 502-4408 or requested by standard mail at Boustead Securities LLC: Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gatewayir.com

(949) 574-3860

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises is a leading software development company offering Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises. Additional information about the Company’s products and services is available at www.heartcore.co.jp and https://heartcore-usa.com/.